Exhibit 99.1

Zoned Properties Announces the Appointment of Jody Kane to the Board of Directors

SCOTTSDALE, Ariz., January 27, 2022 /BusinessWire/ -- Zoned Properties®, Inc. (the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries including legalized cannabis, today announced the appointment of Jody Kane to its Board of Directors.

“We continue to add strong and experienced executives to our leadership team at Zoned Properties. Our expanding team brings specific skill sets and qualifications that we believe will greatly contribute to the Company’s mission and vision,” said Bryan McLaren, Chief Executive Officer of Zoned Properties. “The addition of Jody Kane to our Board of Directors brings a wealth of experience in capital markets, real estate investing, and the cannabis sector. I am very honored to have Mr. Kane on our team.”

“Zoned Properties is one of the premier real estate experts in the commercial cannabis space and has the opportunity to see tremendous growth and value creation as it executes on its business strategy. I am excited to be a part of one of the next great stories in cannabis,” said Mr. Kane, Board of Directors member of Zoned Properties.”

Mr. Jody Kane is co-founder and Managing Partner of Diamond Bridge Capital, an investment firm, where he manages a portfolio of public and private investments primarily focused on the small cap sector. In addition, Mr. Kane serves as an advisor at Harbor Access, LLC, a U.S. and Canadian based investor relations firm, where he advises companies on corporate strategy and investor awareness. In addition, Mr. Kane owns and manages a real estate portfolio in the New York and Connecticut regions. Mr. Kane has a long history in the investment management business, previously working at the multi-billion dollar Schonfeld Group hedge fund, serving as a published analyst at Sidoti & Co. and working for the billion dollar Michael Steinhardt family office. Mr. Kane was one of the first investors in Grow Generation Corp. (Nasdaq: GRWG) and served on its board of directors from May 2014 to January 2018.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a leading real estate development firm for emerging and highly regulated industries, including regulated cannabis. The company is redefining the approach to commercial real estate investment through its integrated growth services.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development and investment model; Advisory Services, Brokerage Services, Franchise Services, and PropTech Data Services each cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries.

Zoned Properties is an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 14269 N. 87th Street, Suite 205, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

COVID-19 Statement

In March 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. We are monitoring this closely, and although operations have not been materially affected by the COVID-19 outbreak to date, the ultimate duration and severity of the outbreak and its impact on the economic environment and our business is uncertain. Currently, all of the properties in our portfolio are open to our Significant Tenants and their customers and will remain open pursuant to state and local government requirements. We did not experience in 2021, and to date have not experienced in 2022, any material changes to our operations from COVID-19. We do not anticipate any such material changes for the remainder of 2022. Our tenants are continuing to generate revenue at these properties and they have continued to make rental payments in full and on time and we believe the tenants’ liquidity position is sufficient to cover its expected rental obligations. Accordingly, while we do not anticipate an impact on our operations, we cannot estimate the duration of the pandemic and potential impact on our business if the properties must close or if the tenants are otherwise unable or unwilling to make rental payments. In addition, a severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our properties and a decreased ability to raise additional capital when needed on acceptable terms, if at all. At this time, the Company is unable to estimate the impact of this event on its operations.

Media Relations

Proven Media

Neko Catanzaro

Tel (401) 484-4980

neko@provenmediaservices.com

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com